News Release

P.O. Box 110  ■   Route 5  ■   South Deerfield  ■   MA  ■   01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt
(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports
Fiscal 2011 Third Quarter Results

South Deerfield, MA – November 10, 2011 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the third quarter ended October 1, 2011.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the third quarter of 2011 were $195.1 million, a $19.4 million or 11.0% increase from the prior year third quarter.  Retail sales were $84.9 million, an increase of $5.3 million or 6.6% from the prior year quarter. Sales in the Company’s Wholesale segment were $83.2 million, an increase of $7.0 million or 9.2% versus the prior year third quarter.  Sales in the Company’s International segment, which is being reported as a separate business segment beginning in 2011 after previously having been included in the Wholesale segment, were $27.0 million, an increase of $7.1 million or 35.6% from the third quarter of fiscal 2010. The Company recorded net income of $12.5 million for the third quarter of 2011 compared to net income of $8.8 million for the third quarter of 2010.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the third quarter of 2011 decreased by 0.7% to $44.1 million, or 22.6% of sales, as compared to Adjusted EBITDA for the prior year third quarter of $44.4 million, or 25.3% of sales. A reconciliation of the third quarter results to Adjusted EBITDA, which is a non-GAAP financial measure, is included at the end of this press release.

“We were able to deliver solid, double-digit sales growth in the third quarter, despite a consumer environment that remains very uncertain,” said Harlan Kent, the Company’s Chief Executive Officer.  “We continue to see strong growth in our investment areas, including our International and Consumer Direct businesses and new stores.  Our base business also delivered solid revenue gains in the quarter, with positive comparable store sales in Retail and strong performance in the specialty, department store and premium mass channels of our Wholesale business.  That said, Adjusted EBITDA was essentially flat to the prior year quarter, as sales gains were offset by significant year over year inflation in wax and freight costs, and increased discount spending driven by the current heavily promotional environment.”

Third Quarter Highlights:

•
Retail sales were $84.9 million, an increase of $5.3 million or 6.6% from the third quarter of fiscal 2010, driven by sales from the 49 new Yankee Candle retail stores opened after the third quarter of 2010, increased sales in our consumer direct business and an increase in our comparable store sales.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 3.3% compared to the prior year third quarter.  Comparable store sales in the 499 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 1.5%.  The increase in comparable store sales was driven primarily by an increase in average ticket of 0.8% and an increase in traffic of 0.7%.  Comparable sales in the Consumer Direct business increased by 23.1% over the prior year third quarter.

•
Wholesale sales were $83.2 million in the third quarter, an increase of $7.0 million or 9.2% from the prior year third quarter.  The increase was driven primarily by increased sales to our premium mass and department store channels.

•
International sales were $27.0 million in the third quarter, an increase of $7.1 million or 35.6% over the prior year third quarter.  The increase was driven primarily by increased sales in our UK business.

•
As of October 1, 2011, the Company had outstanding letters of credit of $2.2 million and $117.0 million outstanding under its Revolving Facility, leaving $20.8 million in availability under the Revolving Facility.

Nine Months Ended October 1, 2011 Highlights:

•
Retail sales were $232.7 million, an increase of $7.7 million or 3.4% over the prior year period, driven primarily by sales in new stores opened after the third quarter of 2010 and increased sales in our Consumer Direct division, partially offset by a decrease in our comparable store sales.

•
Wholesale sales were $168.8 million for the first nine months of fiscal 2011, an increase of $1.0 million or 0.6% from the prior year period.  The increase was driven primarily by increased sales in our premium mass and department store channels, offset by decreased sales to gift channel accounts.

•
International sales were $67.6 million for the first nine months of fiscal 2011, an increase of $18.3 million or 37.1% over the prior year period.  The increase was driven primarily by increased sales in our UK business.

“As we head into the important Holiday season we remain focused first and foremost on executing our plans,” said Mr. Kent.  “We are seeing strong traction in several of our key investment areas, have a terrific Holiday product assortment and merchandising programs, and feel good about our ability to quickly fulfill replenishment orders.  Early indications on mall traffic seem to be steady, but we remain cautious about consumer sentiment and about the high level of promotional activity in the marketplace.  We also remain focused on generating strong free cash flow during this seasonally high volume fourth quarter.”

In February 2011, YCC Holdings LLC (the parent of Yankee Holding Corp.) and Yankee Finance were the co-issuers of $315.0 million of 10.25%/11.00% Senior Notes due in 2016 (the “Senior PIK Notes”).  For the thirteen weeks ending October 1, 2011, YCC Holdings LLC reported net income of $6.4 million, compared to the above-referenced net income earned by the Company of $12.5 million.  The difference in the net income between the Company and YCC Holdings LLC is driven primarily by additional interest expense at YCC Holdings LLC of $8.8 million related to the Senior PIK Notes, offset by a tax benefit related to such interest expense of $3.0 million.  Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  For the nine months ended October 1, 2011, Yankee Holding Corp has paid dividends of $19.2 million to YCC Holdings LLC.  Such dividends were used to pay interest and transactional fees related to the Senior PIK notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its third quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q3 2011 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 41-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 28,500 store locations, a growing base of Company owned and operated retail stores (548 Yankee Candle Stores located in 46 states and 1 province in Canada as of October 1, 2011), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,600 store locations and distributors covering a combined 49 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2011 and any quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the risk that the substantial indebtedness incurred in connection with the Merger and the Senior PIK Notes, together with any other indebtedness incurred, might restrict our ability to operate our business and pursue certain business strategies or otherwise adversely affect our financial condition; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations the risk that YCC Holdings LLC has no independent operations and is dependent upon cash flow generated by Yankee Candle and its subsidiaries to pay the interest and indebtedness under the Senior PIK Notes; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies or continued inflation in wax and transportation costs; the interests of our controlling equity holders may differ from those of noteholders and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	October 1, 2011			October 2, 2010
Sales:
Retail	$84,860	43.49%		$79,585	45.28%
Wholesale	83,230	42.65%		76,244	43.38%
International	27,019	13.85%		19,921	11.33%
Total sales	195,109	100.00%		175,750	100.00%

Cost of sales	87,958	45.08%		74,103	42.16%
Gross profit	107,151	54.92%		101,647	57.84%

Selling expenses: (A)
Retail	45,912	54.10%	(B)	41,741	52.45%	(B)
Wholesale	6,504	7.81%	(C)	5,985	7.85%	(C)
International	5,449	20.17%	(D)	4,116	20.66%	(D)

Total selling expenses	57,865	29.66%		51,842	29.50%

General & administrative expenses	15,273	7.83%		15,676	8.92%

Income from operations	34,013	17.43%		34,129	19.42%
Interest expense	17,847	9.15%		20,525	11.68%
Other (income) expense	(2,372)	-1.22%		484	0.28%

Income before provision for income taxes	18,538	9.50%		13,120	7.47%
Provision for income taxes	6,044	3.10%		4,247	2.42%
Income from continuing operations	12,494	6.39%		8,873	5.05%

Loss from discontinued operations, net of income taxes	(42)	-0.02%		(49)	-0.03%
Net Income	$12,452	6.38%		$8,824	5.02%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirty-Nine Weeks			Thirty-Nine Weeks
	Ended			Ended
	October 1, 2011			October 2, 2010
Sales:
Retail	$232,708	49.60%		$224,974	50.89%
Wholesale	168,802	35.98%		167,793	37.95%
International	67,626	14.42%		49,326	11.16%
Total sales	469,136	100.00%		442,093	100.00%

Cost of sales	211,112	45.00%		192,102	43.45%
Gross profit	258,024	55.00%		249,991	56.55%

Selling expenses: (A)
Retail	128,875	55.38%	(B)	120,913	53.75%	(B)
Wholesale	18,811	11.14%	(C)	17,604	10.49%	(C)
International	15,369	22.73%	(D)	11,151	22.61%	(D)

Total selling expenses	163,055	34.76%		149,668	33.85%

General & administrative expenses	47,891	10.21%		46,307	10.47%
Restructuring charge	-	0.00%		829	0.19%

Income from operations	47,078	10.04%		53,187	12.03%
Interest expense	53,303	11.36%		58,794	13.30%
Other (income) expense	(5,332)	-1.14%		9,968	2.25%

Loss before benefit from income taxes	(893)	-0.19%		(15,575)	-3.52%
Benefit from income taxes	(848)	-0.18%		(6,051)	-1.37%
Loss from continuing operations	(45)	-0.02%		(9,524)	-2.15%

Loss from discontinued operations, net of income taxes	(227)	-0.05%		(342)	-0.08%
Net loss	$(272)	-0.06%		$(9,866)	-2.23%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	October 1,	January 1,
	2011	2011

Current Assets:
Cash	$4,294	$12,713
Accounts receivable, net	80,796	46,937
Inventory	130,418	67,387
Prepaid expenses and other current assets	25,403	10,813
Deferred tax assets	10,271	11,642
Total Current Assets	251,182	149,492
Property and Equipment, net	121,200	118,786
Deferred Financing Costs	11,959	14,271
Other Assets	918,051	927,151
Total Assets	$1,302,392	$1,209,700

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$40,357	$26,291
Accrued payroll	8,837	12,669
Accrued income taxes	-	18,840
Other accrued liabilities	54,154	65,953
Total Current Liabilities	103,348	123,753
Long-Term Debt	1,018,125	901,125
Deferred Rent	12,991	11,535
Deferred Tax Liabilities	100,985	99,432
Other Long-Term Liabilities	5,350	3,847
Stockholder's Equity	61,593	70,008
Total Liabilities And Stockholder's Equity	$1,302,392	$1,209,700

Yankee Holding Corp.
Oct 1, 2011  Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	20 (5)	33 (5)	548
Wholesale Customer Locations - North America	8,026	8,283 (5)	28,511
Wholesale Customer Locations - Europe	369	624	5,636
Square Footage - Gross	30,033 (5)	49,388 (5)	1,039,313
Square Footage - Selling	22,496 (5)	36,433 (5)	798,442
Total Comp Stores & Consumer Direct Sales Change %	3.3%	0.3%
YCC Retail Comp Store Count	499	499	499
Sales per Square Foot (1)		$520
Store Count		504
Average store square footage, gross (2)		1,629
Average store square footage, selling (2)		1,238
Gross Profit (3) (6)
Retail $	$56,460	$150,329
Retail %	66.5%	64.6%
Wholesale $	$39,773	$80,068
Wholesale %	47.8%	47.4%
International $	$10,918	$27,625
International %	40.4%	40.8%
Segment Profit (3) (6)
Retail $	$10,548	$21,455
Retail %	12.4%	9.2%
Wholesale $	$33,269	$61,256
Wholesale %	40.0%	36.3%
International $	$5,468	$12,255
International %	20.2%	18.1%
Depreciation & Amortization (3)	$10,235	$30,570
Inventory per Store		$41,984
Inventory Turns (4)		2.6
Capital Expenditures (3)	$8,617	$20,382

(1) Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2) Excludes S. Deerfield/Williamsburg Flagships.

(3) Dollars in thousands.

(4) Based on a 13 month average inventory divided by 12 month rolling COGS.

(5) Net of closures.

(6) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “Adjusted EBITDA” which is a non-GAAP financial measure.  Adjusted EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to remove the affects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring and realized (gains) losses on foreign currency transactions.  Under the Company’s Credit Facility, Consolidated Adjusted EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA is calculated as follows:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-nine Weeks Ended	Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net income (loss)	$12,452	$8,824	$(272)	$(9,866)
Loss from discontinued operations, net of income taxes	42	49	227	342
Provision for (Benefit from) income taxes	6,044	4,247	(848)	(6,051)
Interest expense, net - excluding amortization of deferred financing fees	14,604	19,488	45,926	64,673
Amortization of deferred financing fees	1,043	1,037	3,045	3,111
Depreciation	6,136	6,345	18,359	19,232
Amortization	3,056	3,054	9,166	9,269

EBITDA from continuing operations	43,377	43,044	75,603	80,710
Equity-based compensation (a)	241	199	3,733	716
MDP advisory fees	375	375	1,125	1,125
Purchase accounting (b)	260	289	826	961
Restructuring (c)	-	-	-	829
Realized (gains) losses on foreign currency (d)	(166)	504	(968)	934

Adjusted EBITDA	$44,087	$44,411	$80,319	$85,275

(a) Represents equity-based compensation charges.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.

(d) Represents transaction losses on settlements of our intercompany receivable with our foreign subsidiary and transaction  losses from foreign vendors and customers.